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                     November 17, 2022

       James Bond
       President and Chief Financial Officer
       HCM Acquisition Corp
       100 First Stamford Place, Suite 330
       Stamford, CT 06902

                                                        Re: HCM Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 9,
2022
                                                            File No. 001-41241

       Dear James Bond:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Kevin Manz, Esq.